Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants we hereby consent to the incorporation by reference in Registration Statement No. 333-113632 on Form S-8 of our reports dated May 21, 2007, with respect to the consolidated balance sheet as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive operations and cash flows for the year then ended, and all related financial statement schedules, which reports are included in this Annual Report on Form 10-K of Cherokee International Corporation.

/s/ MAYER HOFFMAN MCCANN P.C.
MAYER HOFFMAN MCCANN P.C.
Orange County, California
May 21, 2007